Exhibit 99.1

FMC Corporation

1735 Market Street Philadelphia, PA 19103

215.299.6000 phone 215.299.5998 fax

www.fmc.com

For Release: Immediate
Media contact: Jim Fitzwater – 215.299.6633
Investor Relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Initiates Quarterly Cash Dividend and Authorizes $150 Million Stock Repurchase Program

PHILADELPHIA, February 24, 2006 — FMC Corporation (NYSE: FMC) announced today that its Board of Directors approved the initiation of a quarterly cash dividend and declared a dividend of $0.18 per share, payable on April 20, 2006, to shareholders of record as of March 31, 2006.

Additionally, the Board authorized the repurchase of up to $150 million of the Company’s common stock. Shares may be purchased through open market or privately negotiated transactions at the discretion of management based on its evaluation of market conditions and other factors. Although the repurchase program does not include a specific timetable or price targets and may be suspended or terminated at any time, the Company expects that the program will be accomplished over the next two years.

William G. Walter, Chairman of the Board, President and Chief Executive Officer said, “The initiation of a regular quarterly cash dividend and the announcement of a stock buyback program signal our confidence in the soundness of FMC’s businesses and our ability to generate consistent earnings growth. We believe that these factors coupled with our disciplined financial management will enable us to continue to invest in and grow our existing businesses, pursue external growth opportunities, and reward shareholders with a regular cash dividend as well as additional liquidity.”

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FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs approximately 5,000 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that address the continuation of regular quarterly dividends, the completion of our stock buyback program, and the future strength of our business and cash flow are forward-looking statements and are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2004 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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